Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawthorn Bancshares, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-136477) on Form S-8 and the registration statement (No. 333‑101415) on Form S-3D of Hawthorn Bancshares, Inc., of our reports dated March 16, 2020, with respect to the consolidated balance sheets of Hawthorn Bancshares, Inc. and Subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of the Company.

Our report dated March 16, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that the Company did not effectively design internal controls over the completeness and accuracy of the information used to determine the qualitative component of the allowance for loan losses estimate due to ineffective risk assessment in determining the precision of controls operating over the completeness and accuracy of the information used in the qualitative component of the allowance for loan losses.

/s/ KPMG LLP

St. Louis, Missouri

March 16, 2020